EXHIBIT 5.1
OPINION OF COUNSEL
Snell & Wilmer L.L.P.
600 Anton Boulevard
Suite 1400
Costa Mesa, California 92626-7689
TELEPHONE: (714) 427-7000
FACSIMILE: (714) 427-7799
December 17, 2010
CryoPort, Inc.
20382 Barents Sea Circle
Lake Forest, California 92630
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as special Nevada counsel to CryoPort, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed resale by the selling stockholders named in the prospectus made part of the Registration Statement (collectively, the “Selling Stockholders”) of up to 12,287,711 shares of the Company’s common stock (the “Shares”), comprised of (i) 5,532,418 Shares (the “Outstanding Shares”) that were purchased by certain of the Selling Stockholders in transactions with the Company pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); and (ii) 6,755,293 shares of common stock (the “Warrant Shares”) which may be issued to certain of the Selling Stockholders upon the exercise of issued and outstanding warrants to purchase shares of the Company’s common stock (the “Warrants”), as more specifically described in the prospectus made part of the Registration Statement.
     All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation and Bylaws as currently in effect; the Registration Statement and related prospectus; and such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.
     For purposes of rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the documents described in the preceding paragraph and such other documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the

Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The law covered by the opinions expressed herein is limited to the laws of the State of Nevada. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.
     Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, upon issuance in accordance with the terms and conditions of the Registration Statement and the Warrants and for the consideration provided for therein, will be validly issued, fully paid and non-assessable.
     We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws set forth in Chapter 78 of the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and, as to the Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of Nevada. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.
     We are furnishing this opinion to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm’s name under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder. This opinion is furnished by us, as special Nevada counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose.
Very truly yours,
/s/ SNELL & WILMER L.L.P.
Snell & Wilmer L.L.P.